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                                                                    EXHIBIT 99.0

                              AMENDMENT NO. 4 TO
            THE AMENDED AND RESTATED MATTEL 1990 STOCK OPTION PLAN


          The Amended and Restated Mattel 1990 Stock Option Plan (the "Plan") is hereby amended, effective as of January 1, 2000, as set forth below.

1. Section 12(a) of the Plan is hereby amended and restated to read in its entirety as follows:

       (a) Retirement. When a Participant's employment terminates on or after the Participant's Retirement Date, all stock options which were granted to such Participant at least six (6) months prior to the Participant's Retirement Date, whether or not previously exercisable, shall become exercisable immediately and except to the extent the terms of such stock options permit its later termination, the Participant will be able to exercise his or her vested stock options until the earlier of
       (i) five (5) years following the Participant's Retirement Date or (ii) the date on which the stock options would otherwise expire. In addition, when a Participant's employment terminates on or after Participant's Retirement Date, the Committee may permit Awards to continue in effect beyond the date of such termination in accordance with the applicable Award Agreement or such shorter period as the Committee may determine and the exercisability and vesting of any Award may be accelerated.

2. The foregoing amendments to the Plan shall apply with respect to awards previously granted under the Plan, effective as of January 1, 2000.




                            *          *         *

       IN WITNESS WHEREOF, the Company has caused this Amendment No. 4 to the Plan to be executed, effective as set forth above.


                                        MATTEL, INC.


                                        By:       /s/ Alan Kaye
                                            -----------------------------
                                            Name:   ALAN KAYE
                                            Title:  SVP HR